EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Chester Valley Bancorp Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Chester Valley Bancorp Inc. of our report dated July 25, 2000, relating to the consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 2000, and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2000, and all related schedules, which report appears in the June 30, 2000, annual report on Form 10-K of Chester Valley Bancorp Inc.

Philadelphia, Pennsylvania

January 16, 2001

/s/ KPMG LLP
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KPMG LLP